EXHIBIT 23

Consent of Independent Certified Public Accountants

To Bairnco Corporation and Subsidiaries:

We consent to the incorporation by reference in the Registration Statements (Form S-8, File No. 33-36330) pertaining to the Bairnco Corporation 1990 Stock Incentive Plan of Bairnco Corporation and subsidiaries and (Form S-8, File No. 33-41313) pertaining to the Bairnco Corporation 401(k) Savings Plan and Trust of Bairnco Corporation and subsidiaries of our report dated January 29, 2004 with respect to the consolidated financial statements of Bairnco Corporation and subsidiaries included in the Annual Report (Form 10-K) for the years ended December 31, 2003 and 2002.

Our audits also included the financial statement schedules of Bairnco Corporation and subsidiaries listed in Item 15(a)2. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst &Young LLP

Tampa, Florida

March 18, 2004